UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 26, 2006

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Main Street, Suite 3300, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2006, a subsidiary of Endeavour International Corporation, Endeavour Energy UK Limited ("EEUK"), entered into an Put and Call Option Agreement (the "Put and Call Option Agreement") dated 26 May, 2006 with Paladin Resources Limited (the "Seller") to acquire the entire issued share capital of its subsidiary, Talisman Expro Limited ("TEL"). The Put and Call Option Agreement is structured to give EEUK a call option over the shares following satisfaction of the conditions precedent and to grant the Seller a put option in the event that the call option is not exercised. At present TEL owns interests in the Goldeneye and Bittern fields and at completion will also own interests in the Ivanhoe, Rob Roy and Hamish, Renee, Rubie, Caledonia and Alba fields, which are currently owned by affiliates of the Seller. The acquisition is designed to provide EEUK with the benefits and obligations in respect of these interests from an economic date of 1 January 2006.

The conditions precedent to closing the transaction include completion under the agreement under which TEL acquires interests in the Ivanhoe, Rob Roy and Hamish, Renee, Rubie, Caledonia and Alba fields from its affiliates (the "Hive-In Agreement") and completion under several agreements under which TEL disposes of other assets to its affiliates (the "Hive-Out Agreements"). These agreements are themselves conditional upon obtaining, where required, regulatory and co-venturers’ consent to the transfer of the interests concerned. Completion of the Put and Call Option Agreement is also conditional upon TEL being lawfully able to pay a specified dividend, which is equal to the net revenue obtained from the inter-affiliate transfer of interests pursuant to the Hive-In and Hive-Out Agreements.

The consideration for the acquisition of TEL is $414 million as amended by a number of factors in order to adjust the consideration for the agreed economic date of 1 January 2006. In addition to the base consideration, the buyer will pay or receive the net value of the benefits and obligations owed with respect to the Goldeneye and Bitten fields. (The consideration payable under the Hive-In Agreement will be adjusted in a similar fashion for the Ivanhoe, Rob Roy and Hamish, Renee, Rubie, Alba and Caledonia fields.) The Goldeneye field, which is unitised, is currently undergoing a redetermination of the unit area and the consideration for the acquisition of TEL will be adjusted for any increase or decrease in the TEL’s percentage interest in the unit area, as further adjusted for any amended capital contributions and the value of over or under production from the field. Part of the consideration will be paid in respect of $163 million inter-company debt and the balance is attributable to the shares. In the event that the inter-company debt is less than $163 million, the purchase price will be adjusted.

Failure to complete the transaction following satisfaction of the conditions precedent will result in an obligation to pay $25 million as liquidated damages. The obligations of EEUK in connection with this transaction are guaranteed by Endeavour International Corporation.

The transaction is expected to close before the end of the year with a January 1, 2006 effective date. The purchase is subject to approval of governmental regulatory authorities and third party consents. Financing commitments have been obtained for the entire purchase price.

A copy of the agreements are filed herewith. The above summary of the agreements is not complete and is subject to and qualified in its entirety by reference to the text of the agreements.

Item 8.01 Other Events.

Attached hereto as Exhibit 99.1, which is incorporated herein by reference, is a copy of the Company’s press release dated June 1, 2006.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

2.1 - Put and Call Option Agreement between Paladin Resources Limited, Endeavour Energy UK Limited and Endeavour International Corporation, dated May 26, 2006.

10.1 - Hive-In Agreement between Talisman Energy (UK) Limited, Talisman Energy Alpha Limited, Talisman North Sea Limited, Talisman Oil Trading Limited and Talisman Expro Limited, dated May 26, 2006.

10.2 - Hive-Out Agreement between Talisman Expro Limited and Paladin Resources (Montrose) Limited, dated May 26, 2006.

10.3 - Hive-Out Agreement between Talisman Expro Limited and Talisman Petroleum Ltd., dated May 26, 2006.

10.4 - Hive-Out Agreement between Talisman Expro Limited and Talisman Oil Trading Limited, dated May 26, 2006.

10.5 - Hive-Out Agreement between Talisman Expro Limited and Talisman North Sea Limited, dated May 26, 2006.

10.6 - Hive-Out Agreement between Talisman Expro Limited and Talisman Energy (UK) Limited, dated May 26, 2006.

99.1 - Press release dated June 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

June 2, 2006	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

2.1	Put and Call Option Agreement between Paladin Resources Limited, Endeavour Energy UK Limited and Endeavour International Corporation, dated May 26, 2006.
10.1	Hive-In Agreement between Talisman Energy (UK) Limited, Talisman Energy Alpha Limited, Talisman North Sea Limited, Talisman Oil Trading Limited and Talisman Expro Limited, dated May 26, 2006.
10.2	Hive-Out Agreement between Talisman Expro Limited and Paladin Resources (Montrose) Limited, dated May 26, 2006.
10.3	Hive-Out Agreement between Talisman Expro Limited and Talisman Petroleum Ltd., dated May 26, 2006.
10.4	Hive-Out Agreement between Talisman Expro Limited and Talisman Oil Trading Limited, dated May 26, 2006.
10.5	Hive-Out Agreement between Talisman Expro Limited and Talisman North Sea Limited, dated May 26, 2006.
10.6	Hive-Out Agreement between Talisman Expro Limited and Talisman Energy (UK) Limited, dated May 26, 2006.
99.1	Press Release dated June 1, 2006.